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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2003

Dividend Capital Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-86234	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, Suite 1700, Denver, CO
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Item 2. Acquisition or Disposition of Assets

        Purchase of Nashville Distribution Facility.    On June 10, 2003, Dividend Capital Trust Inc. (the "Company") purchased a one story, single tenant, newly constructed distribution facility located in Nashville, Tennessee (the "Property"). The Property contains 756,000 rentable square feet and is located on approximately 50 acres of land. The purchase price for the Property was $23,500,000, which was paid with $11,350,000 from our senior secured loan from Bank of America N.A. and $12,150,000 from proceeds from our public offering under a registration statement filed on April 15, 2002. The total cost of the Nashville facility including closing costs and other expenses (including an acquisition fee of $705,000 payable to our advisor, Dividend Capital Advisors LLC) was approximately $24,421,000.

        The Property was purchased from Panattoni Development Inc. (the "Seller"), an unrelated party. The purchase price was determined through negotiations between the Seller, our advisor, Dividend Capital Advisors LLC and the current tenant.

        The Company obtained an $11,350,000 senior secured loan from Bank of America, N.A., at a variable annual interest rate equal to adjusted LIBOR plus 2.25% or (at the election of Dividend Capital) 1.0% over the Prime rate. The loan provides for monthly amortization based on an 8%/25 year schedule commencing on the one year anniversary of the closing. The loan matures two years from closing at which time a balloon payment is scheduled.

        For a more complete description of this transaction, please see our press release dated May 29, 2003, a copy of which is attached hereto as Exhibit 99.1.

Item 7. Financial Statements And Exhibits.

        The Property is a newly constructed facility with no operating history. As such no historical financial information is available and no financial statements or pro forma financial statements are presented.

(c)
Exhibits

Exhibit Number	Exhibit Title
99.1	Press release dated May 29, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
June 25, 2002	By:	/s/ JAMES R. MULVIHILL James R. Mulvihill Chief Financial Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements And Exhibits.
SIGNATURES